Filed pursuant to Rule 424(b)(3)

File No. 333-170844

UNITED STATES METALS INDEX FUND

________________________________

Supplement dated July 30, 2012

to

Prospectus dated May 1, 2012, as amended May 30, 2012

________________________________

This supplement contains information, which amends, supplements or modifies certain information contained in the Prospectus of United States Metals Index Fund (“USMI”) dated May 1, 2012, as amended May 30, 2012. Please read it and keep it with your Prospectus for future reference.

Effective August 1, 2012, the prospectus is amended to reflect the new address for USMI and its sponsor, United States Commodity Funds LLC (“USCF”). The new address for the principal office and books and records for USMI and USCF is:

1999 Harrison Street, Suite 1530

Oakland, California 94612

The telephone number for USMI and USCF remains 510.522.9600.

All references in the prospectus are updated accordingly effective August 1, 2012.